Exhibit 10.5
CERTAIN INFORMATION IN THIS EXHIBIT MARKED BY ** HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTIONS.
Execution Version
PULPWOOD SUPPLY AGREEMENT
BY AND BETWEEN
SMURFIT-STONE CONTAINER CORPORATION, as Purchaser
AND
ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C., as Seller

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Index

Schedule 1	Specifications
Schedule 2	Obligated Volumes
Schedule 3	Quarterly Price Adjustment Mechanism
Schedule 4.1	Pricing Until August 1, 2012
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PULPWOOD SUPPLY AGREEMENT
          THIS PULPWOOD SUPPLY AGREEMENT (this “Agreement”) is effective as of the 1st day of November, 2010 (the “Effective Date”) and made and entered into by and between SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“Purchaser”), and ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C., a Delaware limited liability company (“Seller”).
RECITALS
A.	Purchaser and Seller are parties to that certain Wood Fiber Supply Agreement dated July 1, 2000 (the “Original Agreement”) regarding the purchase and sale of certain wood products;

B.	Purchaser and Seller desire to terminate the Original Agreement and enter into a new agreement regarding the purchase and sale of certain wood products; and

C.	Purchaser desires to buy and receive, and Seller desires to sell, deliver and provide, Product from the Property (each as defined herein) pursuant to the terms of this Agreement.
          IN CONSIDERATION of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used herein, the following terms will have the meanings ascribed thereto:
          “AAA” means the American Arbitration Association.
          “Acts of God” means events which are caused solely by the effects of nature or natural causes, without interference by any person, consisting of insect infestations, floods, earthquakes, tornados, hurricanes, fires, lightning and rain in excess of ten (10) inches during a period of twenty-four (24) consecutive hours or fifteen (15) inches during a period of seven (7) consecutive days, that, in the opinion of Seller, materially and adversely impact the ability to harvest timber.
          “Adjustment Date” means, with respect to any Calendar Quarter, the first day of the second month of such Calendar Quarter. For the avoidance of doubt, the Adjustment Date for the first, second, third and fourth Calendar Quarters, respectively, of each Calendar Year shall be February 1, May 1, August 1 and November 1.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the ownership of not less than 50% of the ownership interests in such Person and the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Agreement” has the meaning provided in the first paragraph of this Agreement.
          “Annual Carryover Volume” has the meaning set forth in Section 5.1(d).
          “Business Day” means any day other than a Saturday, Sunday or legal holiday. For the purposes of this definition, “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Florida for observance thereof.
          “Calendar Quarter” means each period of three (3) consecutive months from January 1 to March 31; April 1 to June 30; July 1 to September 30; and October 1 to December 31.
          “Carbon Rights” means any carbon sequestration credits or offsets, renewable energy credits or similar method of attribution of a value, right or privilege for carbon sequestration that may be used to satisfy limits on carbon dioxide emissions or to reduce taxes, assessments or penalties on carbon dioxide emissions.
          “Change Event” has the meaning set forth in Section 6.2.
          “Cumulative Floor” has the meaning set forth in Section 5.1(d)(vii).
          “Cumulative Variance” has the meaning set forth in Section 5.1(d)(vii).
          “Delivery Point” means the Mill.
          “Delivery Schedule” has the meaning set forth in Section 5.1(b).
          “Dispute Notice” has the meaning set forth in Section 10.4(a).
          “Effective Date” has the meaning provided in the first paragraph of this Agreement.
          “Environmental Laws” means any United States federal, state or local laws and the regulations promulgated thereunder, relating to pollution or protection of the environment or to threatened or endangered species, including laws relating to wetlands protection, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, disseminations, releases or threatened releases of hazardous or toxic substances or petroleum (and its fractions) into the environment (including, without limitation, ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous or toxic substances or petroleum (and its fractions), including, without limitation, the following laws and regulations promulgated thereunder as amended from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) the Endangered Species Act, 16 U.S.C. §1531 et seq.; and (viii) all laws of the states in which the Property is located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vii) of this paragraph.
          “Estimated Duration” has the meaning set forth in Section 6.1.
          “Excess Negative Annual Variance” has the meaning set forth in Section 5.1(d).
          “Excess Negative Quarterly Variance” has the meaning set forth in Section 5.1(c).
          “Excused Party” has the meaning set forth in Section 6.1.
          “Force Majeure” means any cause, condition or event beyond the reasonable control of a party, which the party in question, despite the use of good faith and commercially reasonable efforts, is unable to overcome, that delays or prevents such party’s performance of its obligations hereunder, consisting solely of war, war-like operations, invasions, rebellion, acts of terrorism, military or usurped power, sabotage, acts of government, acts of public enemy, riots, fires, explosions, Acts of God, labor strikes, disputes or lockouts by employees, and general suspension of payments by banks in the United States. Force Majeure shall not include (i) a party’s financial inability to perform, (ii) inflation or other economic conditions of general applicability, (iii) adverse market conditions, (iv) an act or omission arising from the gross negligence or willful misconduct of the party claiming that a Force Majeure event has occurred, or (v) any rainfall which does not constitute an Act of God.
          “Harvest Quarter” shall mean a Calendar Quarter, provided that the period from the Effective date through and including December 31, 2010, shall be a partial Harvest Quarter.
          “Harvest Year” means a Calendar Year, provided that the period from the Effective Date through and including December 31, 2010, shall be a partial Harvest Year.
          “Immaterial Liens” has the meaning set forth in Section 8.2(e).
          “Initial Term” has the meaning set forth in Section 7.1.
          “Liens” means any and all liens, charges, mortgages, deeds to secure debt, pledges, security interests, options of record, adverse claims or other encumbrances of a liquidated amount or which are otherwise statutorily enforceable, other than liens for ad valorem taxes not yet due and payable.

          “Mill” means Seller’s Panama City Mill located at One Everitt Avenue, Panama City, Florida 32401.
          “Negative Annual Variance” has the meaning set forth in Section 5.1(d).
          “Negative Quarterly Variance” has the meaning set forth in Section 5.1(c).
          “Obligated Volume” has the meaning set forth in Section 2.2.
          “Original Agreement” has the meaning set forth in the Recitals.
          “Panel” has the meaning set forth in Section 10.4(a).
          “Panel Chairman” has the meaning set forth in Section 10.4(a).
          “Performing Party” has the meaning set forth in Section 6.1.
          “Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.
          “Positive Annual Variance” has the meaning set forth in Section 5.1(d).
          “Positive Quarterly Variance” has the meaning set forth in Section 5.1(c).
          “Product” means the Pulpwood harvested from the Property meeting the applicable Specifications.
          “Property” means all real property owned or leased by Seller as of the Effective Date, or hereafter acquired by Seller, that is dedicated to the cultivation and production of timber.
          “Pulpwood” means pine roundwood, including topwood, customarily intended according to industry standards to be chipped, shredded, flaked, ground or otherwise converted to make pulp, paper, pellets, biomass or composite panel products, now or hereafter standing and growing on the Property.
          “Purchaser” has the meaning provided in the first paragraph of this Agreement.
          “Purchaser Event of Default” has the meaning set forth in Section 10.1(a).
          “Purchaser Indemnitee” has the meaning set forth in Section 11.2.
          “Quarterly Price” has the meaning set forth in Section 4.1(a).

          “Removal Period” has the meaning set forth in Section 3.2.
          “Seller” has the meaning provided in the first paragraph of this Agreement.
          “Seller Event of Default” has the meaning set forth in Section 10.2(a).
          “Seller Indemnitee” has the meaning set forth in Section 11.1.
          “SFI Standards” means standards for harvesting activities meeting the minimum requirements for compliance with the current standards of the Sustainable Forestry Initiative, 2010-2014, of the American Forest and Paper Association.
          “Specifications” means the technical specifications for Product delivered to Purchaser in accordance with this Agreement, as they exist from time to time pursuant to the terms of Section 3.1. The Specifications as of the Effective Date are more particularly set out in Schedule 1 attached hereto.
          “Term” has the meaning set forth in Section 7.1.
          “Transfer” means (i) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation or other disposition of ownership or control of the Property or the Mill, as applicable; and (ii) when used as a verb, to sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, ownership or control of the Property or the Mill, as applicable.
ARTICLE II
HARVEST VOLUMES
          Section 2.1 Termination of Original Agreement. Purchaser and Seller hereby terminate the Original Agreement in its entirety, including any encumbrances associated therewith, without further obligations or liabilities associated therewith. In the event of any conflict between the terms of the Original Agreement and this Agreement, this Agreement shall control. Purchaser shall execute and deliver to Seller documentation in recordable form as reasonably requested by Seller to evidence the termination of the Original Agreement.
          Section 2.2 Obligation to Purchase and Sell. In accordance with the terms hereof, during the Term Purchaser covenants and agrees to purchase and receive from Seller and Seller covenants and agrees to sell, deliver and provide to Purchaser, in each Harvest Year, the volume of Product described on Schedule 2 attached hereto (the “Obligated Volume”), at the Delivery Point.
          Section 2.3 Carbon Rights. Prior to the purchase and sale of Product hereunder, Seller shall have exclusive Carbon Rights in the Property and in all standing, harvested or fallen trees or other vegetation on the Property. To the extent Carbon Rights associated with purchased and sold Product can be transferred under any existing or future, mandatory or voluntary, carbon dioxide allocation, trading, taxation or other emissions limitation regime, the sale of such Product under this Agreement shall include as part of such sale any and all Carbon Rights associated with such Product and not previously transferred by Seller; provided, however, Seller shall have the right to sell, assign, hypothecate or otherwise transfer the Carbon Rights in its sole discretion separately from the purchased and sold Product at all times before the purchase and sale of such Product hereunder. Purchaser shall have no claim or right to any Carbon Rights associated with the Property, or, prior to the purchase and sale of Product hereunder, with standing, harvested or fallen trees or other vegetation on the Property. Purchaser and Seller shall cooperate with the reasonable requests of the other party related to any recordkeeping or reporting requirements related to any Carbon Rights, provided that the requesting party shall bear all reasonable costs of the responding party with respect to such request. To the extent Seller has sold, assigned, hypothecated or otherwise transferred the Carbon Rights before the purchase and sale of Product hereunder, Seller shall indemnify Purchaser from and against any claims of third parties arising from any rights such third parties may have in such purchased and sold Product as a result of such transfer of Carbon Rights.
ARTICLE III
PRODUCT SPECIFICATIONS
          Section 3.1 Product Specifications. Any and all Product delivered shall meet the Specifications. Purchaser may modify, amend, add to, alter, revise or change the Specifications at any time during the Term by giving Seller not less than thirty (30) days advance written notice of any modification, amendment, addition, alteration, revision or change to the Specifications, provided that (a) any such modification, amendment, addition, alteration, revision or change to the Specifications does not materially and adversely impact Seller’s ability to comply with its obligations hereunder, and (b) any such modification, amendment, addition, alteration, revision or change to the Specifications shall be applicable to all suppliers of comparable Pulpwood at the Delivery Point.
          Section 3.2 Rejected Product. Purchaser has the right to reject any or all Product not meeting the Specifications applicable at the time of delivery; provided, however, at Seller’s request, Purchaser shall (a) provide Seller with a written or photographic explanation for the basis of any such rejection, and (b) afford Seller the opportunity to inspect any such rejected Product no later than five (5) days after rejection. Product rejected for failure to meet the Specifications shall not be included in calculating whether Seller met its required Obligated Volume. In the event Purchaser rejects any or all Product not meeting the Specifications, Purchaser, at Seller’s sole cost, risk and expense, may reload, or cause to be reloaded, the rejected Product onto Seller’s vehicles or any other vehicles delivering Product to Purchaser. Seller shall remove and dispose of any rejected Product at Seller’s sole cost, risk and expense within ten (10) days after Buyer’s rejection of the Product (the “Removal Period”). If Seller fails to remove the rejected Product within the Removal Period, Purchaser may take such action as it deems necessary to handle any rejected Product, including arranging for its removal and/or disposal, and any such costs shall be borne by Seller or at Purchaser’s sole option offset against any amounts due and owing to Seller by Purchaser.

          Section 3.3 No Substitution or Resale.
          (a) Subject to Section 12.1, all Product delivered by Seller to Purchaser hereunder shall originate from the Property.
          (b) Purchaser shall use all Product acquired from Purchaser hereunder for manufacturing purposes at the Mill, and shall not sell or otherwise transfer any such Product to any other party without first subjecting such Product to the manufacturing processes of the Mill.
ARTICLE IV
PRICE SCHEDULE
          Section 4.1 Purchase Price.
          (a) The price to be paid by Purchaser to Seller for Obligated Volume purchased and sold pursuant to this Agreement shall be the delivered price per ton determined in accordance with this Section 4.1 for the Calendar Quarter during which Seller delivers the Product (the “Quarterly Price”).
          (b) Until the Adjustment Date of the third Calendar Quarter of 2012 (for the avoidance of doubt, such period shall be through and including July 31, 2012), the Quarterly Price shall be determined in accordance with Schedule 4.1, subject to the following:
     (i) From the Effective Date until the Adjustment Date in the third Calendar Quarter of Harvest Year 2011 (for the avoidance of doubt, such period shall be through and including July 31, 2011), the Quarterly Price shall equal the applicable price for Product calculated pursuant to Schedule 4.1 plus $2.00 per ton.
     (ii) From the Adjustment Date in the third Calendar Quarter of Harvest Year 2011 until the Adjustment Date in the third Calendar Quarter of Harvest Year 2012 (for the avoidance of doubt, such period shall begin on August 1, 2011 and be through and including July 31, 2012), the Quarterly Price shall equal the applicable price for Product calculated pursuant to Schedule 4.1 plus $3.00 per ton.
          (c) Beginning on the Adjustment Date of the third Calendar Quarter of Harvest Year 2012 (for the avoidance of doubt, such period shall begin on August 1, 2012), and on the Adjustment Date of each Calendar Quarter thereafter, the Quarterly Price shall be adjusted to equal the price determined in accordance with Schedule 3 attached hereto. Such adjusted Quarterly Price shall remain in effect until the Adjustment Date of the following Calendar Quarter.
          Section 4.2 Revisions to Determination of Quarterly Price. If either (but not both) of Forest2Market or Timber Mart-South ceases to be published, or no longer reports the information necessary to perform the calculation shown in Section 1 of Schedule 3, the Quarterly Price shall be determined and adjusted as described in Section 3 of Schedule 3. If both Forest2Market and Timber Mart-South cease to be published, or no longer report the information necessary to perform the calculation shown in Section 1 of Schedule 3, the adjustments to the Quarterly Price shall be determined from such other source as the parties mutually determine, and any dispute with respect to such determination shall be resolved in accordance with Section 10.4.
ARTICLE V
DELIVERY AND PAYMENT
          Section 5.1 Delivery; Variances.
          (a) Delivery Point. All Product subject to this Agreement shall be delivered to Purchaser F.O.B. to the Delivery Point during the regular business hours of such Delivery Point.
          (b) Delivery Schedule. Subject to the provisions of this Section 5.1, Seller shall deliver and sell, and Purchaser shall accept and purchase, twenty-five percent (25%) of the Obligated Volume for a Harvest Year at the Delivery Point during each Harvest Quarter of such Harvest Year (the “Delivery Schedule”). Notwithstanding the foregoing, with respect to the Obligated Volume for partial Harvest Year 2010, Seller shall deliver and sell, and Purchaser shall accept and purchase, at least one hundred percent (100%) of the Obligated Volume for partial Harvest Year 2010 at the Delivery Point during the remainder of 2010, provided that each of Seller and Purchaser shall receive a credit against their respective obligations to sell and purchase Obligated Volume during partial Harvest Year 2010 in an amount equal to the volume of pine pulpwood, pine bunkwood and pine wood chips (as each such term is used in the Original Agreement) delivered by Seller and purchased by Purchaser under the Original Agreement from and including October 1, 2010 until the Effective Date of this Agreement. The parties recognize a mutual benefit to produce and accept Product as consistently as possible with such Delivery Schedule. Seller shall use commercially reasonable efforts to deliver the Obligated Volume on a relatively even flow basis within each Harvest Quarter.
          (c) Seller’s Quarterly Delivery Variances.
     (i) Seller’s deliveries may immaterially deviate from the Delivery Schedule due to weather conditions or other unforeseen events, and as a result certain variances from the Delivery Schedule shall be permitted, as described in this Section 5.1. Subject to Section 5.1(d), Seller shall have the right to deliver quarterly volumes that are greater than the quarterly Obligated Volume by up to ten percent (10%) (the total percentage of such variance being a “Positive Quarterly Variance”), or less than the quarterly Obligated Volume by up to ten percent (10%) (the total percentage of such variance being a “Negative Quarterly Variance”).
     (ii) Subject to Section 5.1(d), Purchaser shall be required to purchase, in accordance with the terms of this Agreement, all of a Positive Quarterly Variance that does not exceed ten percent (10%).
     (iii) Subject to Section 5.1(d), Seller shall have the right, but not the obligation, to deliver a Negative Quarterly Variance of up to ten (10%) during any remaining Harvest Quarter during the Harvest Year, which volume shall be in addition to the Obligated Volume to be delivered during such Harvest Quarter pursuant to the Delivery Schedule.
     (iv) To the extent a Negative Quarterly Variance during any Harvest Quarter exceeds ten percent (10%) (such excess an “Excess Negative Quarterly Variance”), Purchaser shall have the right, in its discretion and as its sole remedies for such failure, either (A) to require Seller to deliver such Excess Negative Quarterly Variance during the succeeding Harvest Quarter, in addition to the Obligated Volume to be delivered during such Harvest Quarter pursuant to the Delivery Schedule, or (B) to enforce the remedies set forth in Section 10.2(c). All such Excess Negative Quarterly Variance (1) that is delivered during the succeeding Harvest Quarter, or (2) with respect to which Purchaser enforces the remedies set forth in Section 10.2, shall count towards Seller’s deliveries of the Obligated Volume for such Harvest Year and the Cumulative Floor.
          (d) Seller’s Annual Delivery Variances.
     (i) Subject to Section 5.1(d)(vii), Seller shall have the right to deliver volumes during a Harvest Year that are greater than the Obligated Volume for such Harvest Year by up to five percent (5%) (the total percentage of such variance being a “Positive Annual Variance”), or less than the Obligated Volume for such Harvest Year by up to five percent (5%) (the total percentage of such variance being a “Negative Annual Variance”).
     (ii) Purchaser shall be required to purchase, in accordance with the terms of this Agreement, all of a Positive Annual Variance that does not exceed five percent (5%); provided, however, any Positive Annual Variance may at Purchaser’s sole discretion count towards the next Harvest Year’s Obligated Volume.
     (iii) Subject to Section 5.1(d)(vii), provided that a Negative Annual Variance does not exceed five percent (5%), Seller’s performance hereunder shall be excused to the extent of such Negative Annual Variance.
     (iv) To the extent annual deliveries of Product by Seller result in a Negative Annual Variance in excess of five percent (5%) (such excess an “Excess Negative Annual Variance”), but less than or equal to ten percent (10%), Seller shall elect, in Seller’s sole discretion and as the sole remedy of Purchaser for such failure, either (A) to deliver such Excess Negative Annual Variance during the succeeding Harvest Year at the final Quarterly Price for the prior Harvest Year, in addition to the Obligated Volume to be delivered during such Harvest Year (the “Annual Carryover Volume”), or (B) to pay to Purchaser, as liquidated damages and not as a penalty, an amount equal to $10 per ton of Product constituting such Excess Negative Annual Variance (Purchaser and Seller acknowledging that actual damages would be difficult to ascertain and that such amount represents a reasonable estimate of such damages).

     (v) If a Negative Annual Variance exceeds ten percent (10%), then with respect to all of the Excess Negative Annual Variance, Purchaser shall have the right, in its discretion and as its sole remedies for such failure, either (A) to require Seller to deliver the Excess Negative Annual Variance during the succeeding Harvest Year at the final Quarterly Price for the prior Harvest Year as Annual Carryover Volume, in addition to the Obligated Volume to be delivered during such Harvest Year, or (B) to enforce the remedies set forth in Section 10.2(c).
     (vi) Any delivery of Product in the following Harvest Year will first be counted towards meeting any Annual Carryover Volume requirement.
     (vii) Notwithstanding anything to the contrary in this Section 5.1, at the end of each Harvest Year, the cumulative volume of Product delivered by Seller pursuant to this Agreement, including any deliveries of Annual Carryover Volume and any volume with respect to which Seller has paid to Purchaser liquidated damages pursuant to Section 5.1(d)(iv) or Section 5.1(d)(v), shall not be less than the Cumulative Floor (any such deficiency being a “Cumulative Variance”). As used herein, the “Cumulative Floor” at the end of a Harvest Year shall equal the difference of (i) the sum of the Obligated Volumes for such Harvest Year and each preceding Harvest Year during the Term, minus (ii) five percent (5%) of the Obligated Volume for such Harvest Year.
          (e) No Variances for Purchaser. Purchaser shall be required to purchase, in accordance with the terms of this Agreement, all deliveries of Product to the Delivery Point made in accordance with this Agreement, including, without limitation, (i) all Obligated Volume delivered in accordance with the Delivery Schedule; (ii) any Positive Quarterly Variance that does not exceed ten percent (10%) (provided that (A) such volume shall count towards the Obligated Volume for such Harvest Year, and (B) in no case shall Purchaser be required to purchase a Positive Annual Variance in excess of five percent (5%)); and (iii) any Positive Annual Variance that does not exceed five percent (5%). If Purchaser fails to accept and purchase any such Product, Seller shall have the right, in its sole discretion, to enforce the remedies set forth in Section 10.1(c)
          Section 5.2 Title. Risk of loss and title to the Product shall pass from Seller when the Product is unloaded and accepted by Purchaser pursuant to the terms hereof.
          Section 5.3 Weighing and Record Keeping. All Product delivered hereunder by Seller shall be weighed by Purchaser, or its designee, upon delivery at the Delivery Point using privately verified scales, which data shall be recorded by the weigher on weight tickets and a copy of each ticket shall be given to Seller or its designated representative. All such tickets shall include, at a minimum, the identity of the party and the driver delivering such Product, the name of the producer of such product, the time, the date, the identity and location of the tract from which the Product originated, the timber security tag number, the contract number and such other additional information reasonably required by the parties from time to time or by state law (provided, however, Purchaser shall have no obligation to include any such information on a tag to the extent such information is (a) unknown to Purchaser, and (b) was not provided to Purchaser by Seller or its agent). Seller shall adhere to Purchaser’s requirements for delivery as are established from time to time to conform with changes in law, forestry practices and

Purchaser’s operational requirements, provided such adjustments are comparable to industry standards and are similar to those required by Purchaser of its other suppliers. Purchaser shall keep accurate books and records of all scaling and weighing activities.
          Section 5.4 Payment. Purchaser shall pay Seller for Product purchased under this Agreement not later than the second Monday after the week (Monday through Sunday) in which the Product was delivered to Purchaser. By way of example only, for Product delivered between Monday, November 15, 2010 and Sunday, November 21, 2010, Purchaser shall pay Seller not later than Monday, November 29, 2010.
          Section 5.5 Taxes. Seller shall pay all severance taxes and other taxes and fees required by law to be paid by Seller by reason of the cutting, harvesting or removal of the Product.
ARTICLE VI
FORCE MAJEURE AND CHANGE EVENTS
          Section 6.1 Force Majeure. Subject to the provisions of this Section 6.1, neither party shall be liable hereunder, and performance shall be excused, for a failure of performance of its obligations hereunder caused by a Force Majeure event, provided, however, no excuse for performance due to a Force Majeure event under this Section 6.1 shall be effective unless the party claiming such failure (the “Excused Party”) shall have delivered written notice to the other party (the “Performing Party”) of the failure within two (2) days of the event giving rise to such failure, together with the estimated duration of such failure determined by the Excused Party in good faith using commercially reasonable efforts (the “Estimated Duration”). To the extent performance has been excused, neither party shall be required to make up such performance upon termination or expiration of the Force Majeure event. The parties shall use commercially reasonable efforts to mitigate the effects of the Force Majeure event, and if the cause of Force Majeure can be minimized or remedied, the parties shall use reasonable best efforts to do so promptly. The Excused Party shall deliver to the Performing Party notice of the end of such failure caused by such Force Majeure event as a condition to the resumption of the rights and obligations of the parties hereunder.
          (a) Notwithstanding anything herein to the contrary, if a Force Majeure event causes an excused reduction in Seller’s performance hereunder in excess of thirty (30) consecutive days, Purchaser shall, upon notice to Seller, have the right to obtain substitute Pulpwood from sources other than Seller until such time as Seller is again able to commence the delivery of Product to Purchaser. After Seller gives notice to Purchaser that it is again able to commence delivery of Product pursuant to the terms of this Agreement, Purchaser shall notify Seller of any commitments to third parties to acquire substitute Pulpwood that obligate Purchaser. Purchaser shall not be required to accept from Seller the amount by which the volume of Product was reduced until such time as Purchaser has accepted delivery of all substitute Pulpwood contracted by Purchaser, provided that no such contract for substitute Pulpwood shall be for a term longer than the Estimated Duration without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

          (b) Notwithstanding anything herein to the contrary, if a Force Majeure event causes Purchaser not to accept the Product as required herein for a period in excess of thirty (30) consecutive days, Seller shall thereafter have the right to contract with third parties for the sale of any such Product that Purchaser is unable to accept. Upon notice from Purchaser to Seller that Purchaser is again able to accept such Product, Seller will notify Purchaser of any commitments to sell Product to third parties that obligate Seller. Seller shall not be required to deliver such Product to Purchaser until Seller has provided all Product contracted by Seller, provided that no such agreement shall be entered into for a term longer than the Estimated Duration without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) If a Force Majeure event prevents the performance of the obligations hereunder of either Purchaser or Seller for a period in excess of one hundred eighty (180) consecutive days, then the Performing Party may terminate this Agreement upon thirty (30) days written notice.
          (d) If Seller is unable to deliver the full volume of Product that it is obligated to deliver to Purchaser hereunder due to a Force Majeure Event, but is able to deliver a portion of such volume of Product, Seller shall use its reasonable best efforts to provide to Purchaser as high a percentage as possible of its available volume of Product.
          Section 6.2 Change Event. It is understood and agreed that Purchaser’s usage requirements would be greatly diminished in the event of (i) a closing of the Mill or (ii) a material decrease in Purchaser’s requirements for Product as a result of a material change of manufacturing processes, but only if such event causes Purchaser’s overall consumption of Pulpwood at the Mill to drop below the Obligated Volume (each of the foregoing, a “Change Event”). Purchaser shall deliver to Seller notice of any Change Event not less than ninety (90) days before the occurrence of such Change Event (or, if Seller is unaware of the Change Event ninety (90) days before the Change Event, promptly after Seller becomes aware of the prospective occurrence of such Change Event). Notwithstanding anything herein to the contrary, after the occurrence of a Change Event, (a) Purchaser or Seller may, in either party’s sole discretion, terminate this Agreement by delivering to the other party not less than ninety (90) days prior written notice of its election to terminate this Agreement; and (b) if Purchaser terminates this Agreement pursuant to clause (a), Purchaser shall pay to Seller on a quarterly basis for a period commencing on the effective date of such termination and ending one (1) year following the effective date of such termination, the difference between (x) the gross proceeds that Seller would have received hereunder (calculated as the Obligated Volume that would have been purchased and sold hereunder during such period, multiplied by the applicable Quarterly Prices during such period), minus (y) the actual proceeds that Seller receives from the sale of such Obligated Volume (or such portion of the Obligated Volume that Seller is able to sell) during such period, provided that Seller has used commercially reasonable efforts to sell such Obligated Volume to third parties. Seller’s right of recovery described in clause (b) above shall survive the termination of this Agreement. For the avoidance of doubt, the occurrence of a Change Event shall not relieve Purchaser of any of its obligations hereunder unless and until Purchaser or Seller has terminated this Agreement in accordance with this Section 6.2 (provided that Purchaser shall remain subject to Seller’s right of recovery after such termination as described in clause (b) above).

ARTICLE VII
TERM
          Section 7.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to the terms hereof, shall expire at 11:59 p.m. on December 31, 2017 (the “Initial Term” and, as the same may be extended pursuant to Section 7.2 below, the “Term”).
          Section 7.2 Extension of Term. The Term may be extended for a period of three (3) years upon the mutual agreement of Purchaser and Seller, each in its sole discretion, not later than two (2) years prior to the expiration of the Initial Term.
          Section 7.3 Effect of Termination. Upon the earlier of the expiration of the Term or the termination of this Agreement pursuant to the provisions hereof, this Agreement will become null and void and have no further force and effect; provided, however, that the provisions of Section 6.2, Section 10.4, Section 11.1, Section 11.2 and Section 11.4 shall survive the expiration or termination of this Agreement and remain in full force and effect; and provided further that no termination or expiration of this Agreement shall relieve either party of any obligation accrued prior to the effective date of expiration or termination, or of any liability for any breach of this Agreement by such party prior to the date of such termination.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
          Section 8.1 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the statements contained in this Section 8.1 are correct and complete as of the Effective Date.
          (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to (i) conduct its business as it is presently being conducted, (ii) execute this Agreement and (iii) perform its obligations and consummate the transactions contemplated hereby. Purchaser is duly qualified to do business in the State of Florida.
          (b) All corporate and other actions or proceedings to be taken by or on the part of Purchaser to authorize and permit the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser. Upon execution by Purchaser of this Agreement, assuming the valid authorization, execution and delivery by Seller of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of Purchaser that is enforceable against Purchaser in accordance with its terms.
          (c) The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not result in a breach or violation of, or default under: (i) any judgment, order, injunction, decree or ruling of any governmental authority applicable to Purchaser or any of its assets; (ii) any applicable statute, law, ordinance, rule or regulation; (iii) the terms, conditions or provisions of Purchaser’s certificate of incorporation, bylaws or any standing resolution of its Board of Directors; or (iv) any note or other evidence of indebtedness, mortgage, deed of trust, indenture, or other agreement or instrument to which Purchaser is a party or by which Purchaser may be bound, except for any such breach, violation or default that would not materially adversely affect the ability of Purchaser to perform its obligations hereunder.
          (d) There are no approvals, consents, permits or registration requirements with respect to any applicable governmental authority or any other Person that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.
          Section 8.2 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the statements contained in this Section 8.2 are correct and complete as of the Effective Date.
          (a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power and authority to (i) conduct its business as it is presently being conducted, (ii) execute this Agreement and (iii) perform its obligations and consummate the transactions contemplated hereby. Seller is duly qualified to do business in the State of Florida.
          (b) All actions or proceedings to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller. Upon execution by Seller of this Agreement, assuming the valid authorization, execution and delivery by Purchaser of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of Seller that is enforceable against Seller in accordance with its terms.
          (c) The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not result in a breach or violation of, or default under: (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority applicable to Seller or any of its assets; (ii) any statute, law, ordinance, rule or regulation; (iii) the terms, conditions, or provisions of Seller’s articles of organization, operating agreement, or other documents of governance; or (iv) any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other agreement or instrument to which Seller is a party or by which Seller may be bound, except for any such breach, violation or default that would not materially adversely affect the validity or enforceability of this Agreement or the ability of Seller to perform its obligation hereunder.
          (d) There are no approvals, consents, permits or registration requirements with respect to any applicable governmental authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

          (e) Seller has good and marketable title to the Product free and clear of all Liens, except for such Liens that would not otherwise materially adversely affect Purchaser’s rights in and to the Product delivered, or made available, to Purchaser pursuant to this Agreement (“Immaterial Liens”).
          Section 8.3 Disclaimer. EXCEPT FOR THE SPECIFICATIONS SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE IX
SELLER’S MANAGEMENT
          Section 9.1 Seller’s Management. Seller will be solely responsible for the designation, layout and timing of harvest areas, logging and transportation to the designated Delivery Point, and all other activities associated with ownership of the Property. Following written request by Purchaser, Seller shall collect and provide Purchaser with tract identification information for all Product delivered in accordance herewith. Seller agrees to manage the Property in accordance in all material respects with applicable state best management practices for forestry and in a manner that meets the minimum requirements for compliance with SFI Standards or such other management guidelines as Seller and Purchaser may approve in writing from time to time. Seller’s contracts with logging professionals that produce and deliver Product under this Agreement shall require that they (i) maintain logger training and continuing education requirements in accordance with SFI Standards or such other management guidelines approved in writing by Purchaser and Seller, and (ii) comply with applicable state best management practices for forestry and all applicable laws, including, without limitation, any weight restriction laws, ordinances or regulations, and Seller shall use diligent, good faith efforts to ensure compliance with such requirements.
ARTICLE X
DEFAULT AND DISPUTE RESOLUTION
          Section 10.1 Default by Purchaser.
          (a) The following events shall constitute events of default by Purchaser (each a “Purchaser Event of Default”):
     (i) Purchaser fails to pay as and when due any material amount payable by it under this Agreement and such payment shall be more than five (5) Business Days late (provided that if Purchaser fails to pay two (2) such payments as and when due during any Calendar Quarter, each subsequent failure during such Calendar Quarter to pay any such amount as and when due shall be a Purchaser Event of Default immediately upon such failure);

     (ii) Purchaser fails to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed; or
     (iii) Any representation or warranty of Purchaser under this Agreement is incorrect in any material respect as of the Effective Date.
          (b) Subject to Section 10.1(c), if any Purchaser Event of Default occurs and continues thirty (30) days after written notice thereof has been given to Purchaser (or, if such Event of Default is not able to be cured within thirty (30) days, such reasonable amount of time necessary to cure such Event of Default, not to exceed ninety (90) days, provided that Purchaser has commenced such cure within such thirty (30) days and is diligently pursuing such cure to completion), then Seller may, by delivering written notice to Purchaser, in addition to Seller’s other remedies available herein, at law or in equity, (i) suspend delivery of Product otherwise deliverable to Purchaser pursuant to the terms of this Agreement, or (ii) terminate this Agreement.
          (c) Except as otherwise provided herein, in the event of a failure by Purchaser to accept delivery of and purchase any Product that Purchaser is obligated to accept and purchase by the terms of this Agreement, Seller shall have the right, in its sole discretion and as its sole remedy for such failure of Purchaser, to require Purchaser to pay to Seller, as liquidated damages and not as a penalty, an amount equal to $10 per ton of Product that Purchaser has failed to accept and acquire (Purchaser and Seller acknowledging that actual damages would be difficult to ascertain and that such amount represents a reasonable estimate of such damages). Such payment shall be due within ten (10) Business Days following Seller’s delivery to Purchaser of notice of its election hereunder.
          (d) In any event, Seller shall have the right to sell to a third party any Product that Purchaser fails to purchase under a Purchaser Event of Default, and Seller shall be relieved of its obligation hereunder to deliver such Product to Purchaser.
          Section 10.2 Default by Seller.
          (a) The following events shall constitute events of default by Seller (each a “Seller Event of Default”):
     (i) Seller fails to pay as and when due any material amount payable by it under this Agreement and such payment shall be more than five (5) Business Days late (provided that if Seller fails to pay two (2) such payments as and when due during any Calendar Quarter, each subsequent failure during such Calendar Quarter to pay any such amount as and when due shall be a Seller Event of Default immediately upon such failure);
     (ii) Seller fails to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed; or

     (iii) Any representation or warranty of Seller under this Agreement is incorrect in any material respect as of the Effective Date.
          (b) Subject to Section 10.2(c) and (d), if any Seller Event of Default occurs and continues thirty (30) days after written notice thereof has been given to Seller (or, if such Event of Default is not able to be cured within thirty (30) days, such reasonable amount of time necessary to cure such Event of Default, not to exceed ninety (90) days, provided that Seller is diligently pursuing such cure to completion), then Purchaser may, by delivering written notice to Seller, in addition to Purchaser’s other remedies available herein, at law or in equity, (i) suspend acceptance of Product otherwise deliverable to Purchaser pursuant to the terms of this Agreement, or (ii) terminate this Agreement.
          (c) Except as otherwise provided in Section 5.1(c) or Section 5.1(d), in the event of (i) a Negative Quarterly Variance in excess of ten percent (10%), (ii) a Negative Annual Variance in excess of ten percent (10%) (provided that no Cumulative Variance exists for such Harvest Year), or (iii) a Cumulative Variance for such Harvest Year, Purchaser shall have the right, in its sole discretion and as its sole remedy for such failure of Seller, to require Seller to pay to Purchaser, as liquidated damages and not as a penalty, an amount equal to $10 per ton of Product constituting such Excess Negative Quarterly Variance, Excess Negative Annual Variance or Cumulative Variance (Purchaser and Seller acknowledging that actual damages would be difficult to ascertain and that such amount represents a reasonable estimate of such damages). Such payment shall be due within ten (10) Business Days following the effective date of Purchaser’s delivery to Seller of notice of its election hereunder, or, at Purchaser’s election, Purchaser may immediately off-set such amount against any monies due from Purchaser to Seller under this Agreement. If Seller’s failure to deliver Product results in a Negative Quarterly Variance, a Negative Annual Variance and/or a Cumulative Variance in excess of their respective thresholds, Purchaser shall be limited to one recovery for such failure.
          (d) In any event, Purchaser shall have the right to purchase from any third party any Product that Seller fails to deliver under a Seller Event of Default, and Purchaser shall be relieved of its obligation hereunder to purchase such Product from Seller.
          Section 10.3Intentionally deleted.
          Section 10.4 Dispute Resolution.
          (a) In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, each party shall use its commercially reasonable efforts to settle the dispute, claim, question or disagreement. To this effect, upon written notice from either party to the other party requesting that discussions be initiated (a “Dispute Notice”), Purchaser and Seller shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If Purchaser and Seller do not reach such a solution within a period of fifteen (15) days after delivery of such Dispute Notice, the parties shall submit such dispute to binding arbitration to be resolved in the following manner:

     (i) Arbitration shall be according to the rules of the AAA (but not administered by AAA), except as herein modified by the parties or otherwise as agreed to by the parties.
     (ii) Within ten (10) days after the agreement of the parties to arbitrate, each party will select an arbitrator, notify the other party of its selection and submit to the other party and its selected arbitrator its position regarding such claim, dispute or controversy. Within ten (10) days after such notice, the respective arbitrators will select a third arbitrator as the chairman of the panel (the “Panel Chairman”). The arbitrators selected by Purchaser and Seller, together with the Panel Chairman, shall be, collectively, referred to herein as the “Panel.”
     (iii) All arbitrators on the Panel shall have experience in the business of producing, procuring and/or selling forest products in the Southern region of the United States. Furthermore, the Panel Chairman shall be a forestry professional with at least ten (10) years of experience in Southern timber harvesting practices who has not performed any work as an employee or consultant for either party during the previous five (5) years, unless otherwise agreed upon by Purchaser and Seller.
     (iv) A majority decision of the Panel and resolution must be reached within fifteen (15) days after the selection of the Panel Chairman, provided that if the Panel requests additional information from either party, the Panel must reach a resolution within forty-five (45) days after the selection of the Panel Chairman. Decisions of the panel must be in writing and will be final and binding upon the parties, and judgment may be entered thereon by any court having jurisdiction.
          (b) Upon the resolution of any dispute as to Quarterly Price, any adjustment thereof, or any other dispute with respect to price, Purchaser and Seller agree to adjust the Price for any Product purchased and sold from the date of the Dispute Notice through the date of the decision of the Panel, to reflect the price as determined by the Panel and to promptly reimburse each other accordingly to effect such adjustment.
          (c) The non-prevailing party shall bear all costs of the arbitration and both parties’ reasonable attorneys’ fees.
          (d) The parties and the Panel shall treat the proceedings, any resolution thereof and any related discovery as confidential, except in connection with a judicial challenge to, or enforcement of, an award and unless otherwise required by law.
ARTICLE XI
INDEMNITY AND INSURANCE
          Section 11.1 Purchaser’s Indemnity. Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates and their assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (each, a “Seller Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind or nature, by third parties, related to or arising out of any bodily injury to, or death of, any Person, or any physical damage to tangible property, resulting from, or attributable to, Purchaser’s breach of this Agreement or the negligent or intentional wrongful acts or omissions of Purchaser, its Affiliates or any of their employees, agents or contractors; except to the extent such injury or damage also results in part from the negligent or intentionally wrongful act or omission of any Seller Indemnitee.
          Section 11.2 Seller’s Indemnity. Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates and their assignees, subcontractors, members, shareholders, directors, officers, managers, partners, employees, agents and consultants (each, a “Purchaser Indemnitee”), from and against all claims and causes of action, pending or threatened, of any kind or nature, by third parties, related to or arising out of any Immaterial Liens, any bodily injury to, or death of, any Person, or any physical damage to tangible property, resulting from, or attributable to, Seller’s breach of this Agreement or the negligent or intentional wrongful acts or omissions of Seller, its Affiliates or any of their employees, agents or contractors; except to the extent such injury or damage also results in part from the negligent or intentionally wrongful act or omission of any Purchaser Indemnitee.
          Section 11.3 Insurance. Each party, and any contractors engaged by or on behalf of such party, will keep in effect during the Term, at its sole expense, the following insurance coverages:
          (a) Comprehensive general liability insurance with limits of $2,000,000 for bodily injury to one person, $2,000,000 for bodily injury to any group of persons as a result of one occurrence, and $2,000,000 for property damage; provided, however each party’s contractors’ policies shall provide coverage for general liability with limits of $1,000,000 per occurrence bodily injury liability and property damage liability combined and $1,000,000 in the aggregate;
          (b) Worker’s compensation insurance, covering all employees, including owners, partners and executive officers, with the statutory limits of the state where the work is being performed. Each party’s worker’s compensation policy shall be endorsed to waive all rights of subrogation against the other party and all subsidiaries thereof where permitted by law, and policies shall include excess and stop-gap worker’s compensation coverage for all contractors and subcontractors of the insured party.
          (c) Commercial auto liability insurance with limits of $1,000,000 combined single limits insuring “Any Auto” or “All Owned Autos,” “Hired Autos” and “Non-owned Autos;”
          (d) Commercial umbrella liability insurance to provide excess coverage above the limits of the other insurance policies described in this Section 11.3, with limits of $5,000,000 per occurrence and $5,000,000 in the aggregate (provided that this Section 11.3(d) shall apply only to each party hereto, and not to such parties’ respective contractors and agents).
          Such policies will name the other party as an additional insured by endorsements to the policies without restrictions. Each party shall provide the other party with certificates of insurance throughout the term of this Agreement, as requested, providing that such insurance shall not be cancelled without thirty (30) days’ prior written notice.
          Section 11.4 Notice of Claim. Purchaser and Seller shall immediately give the other party written notice of any alleged claim by a third party arising out of this Agreement or the actions or activities contemplated by this Agreement.
ARTICLE XII
ASSIGNMENT AND TRANSFERS
          Section 12.1 Seller’s Assignment and Transfer Rights.
          (a) Seller shall have the right to Transfer the Property, any portion thereof, or any interest therein (including, without limitation, the standing timber located thereon) free and clear of this Agreement, provided that Seller shall have the ability to fulfill its obligations hereunder from its remaining interest in the Property (including any contractual rights of Seller to acquire Product from such Transferred portion of the Property) after giving effect to such Transfer. In no case shall this Agreement constitute a lien or encumbrance on the Property, any portion thereof or any interest therein.
          (b) Seller shall have the right to Transfer the Property, any portion thereof, or any interest therein (including, without limitation, the standing timber located thereon) subject to this Agreement, provided that (x) the portion of, or interest in, the Property so Transferred contains sufficient Product to allow the transferee thereof to deliver to Purchaser not less than 30,000 tons of Product annually, and (y) the transferee shall have the financial and operational resources and capacity to meet the assigned obligations of Seller hereunder. With respect to any such Transfer, Purchaser, Seller and such transferee shall enter into an agreement pursuant to which (i) Seller partially assigns this Agreement to such transferee, (ii) the Obligated Volume is allocated between Seller and such transferee, and (iii) Purchaser relieves Seller of all liability with respect to the portion of the Obligated Volume allocated to such transferee (provided that such transferee shall also have the right to enter into a master stumpage agreement with a stumpage buyer, which stumpage buyer shall enter into an agreement with Purchaser and Seller satisfying clauses (i), (ii) and (iii) above). Following any such partial assignment, any extension or renewal of this Agreement pursuant to Section 7.2 or otherwise shall apply only to the Obligated Volume allocated to Seller and to the rights and obligations under this Agreement retained by Seller.
          (c) In addition to the foregoing rights of Seller to Transfer the Property and assign its interest in this Agreement,
     (i) Seller may grant mortgages or other similar liens on the Property to banks, insurance companies, pension or benefit plans, investment funds that are in the business of making mortgage loans or similar institutional lenders, and collaterally assign its interest in this Agreement in connection therewith.
     (ii) Seller may wholly assign its rights and obligations under this Agreement to a single transferee (or to a stumpage buyer that has entered into a master stumpage agreement with the transferee of the Property) in connection with a Transfer of a portion of, or interest in, the Property to such transferee, in a single transaction, which portion of, or interest in, the Property contains sufficient volumes of Product to fully satisfy Seller’s obligations hereunder, provided that, as part of such transaction, such transferee (or stumpage buyer under a master stumpage agreement, as applicable) shall (A) assume all of Seller’s obligations under this Agreement; and (B) have the financial and operational resources and capacity to meet the obligations of Seller hereunder. Seller shall deliver to Purchaser advance written notice of such proposed assignment.
          Section 12.2 Purchaser’s Assignment Rights. Purchaser shall not assign its rights and obligations under this Agreement, in whole or in part, except in connection with the Transfer of the Mill to a transferee having the financial and operational resources and capacity to meet the obligations of Purchaser hereunder; provided, however, a sale of substantially all of Purchaser’s assets or a merger or amalgamation of Purchaser with another entity shall not be deemed a prohibited assignment hereunder. Purchaser shall deliver to Seller advance written notice of any such proposed assignment.
ARTICLE XIII
AUDIT RIGHTS
          Section 13.1 Audit Rights. Either party shall have the right to audit the other party’s compliance with the terms of this Agreement by notifying the party to be audited of the requesting party’s exercise of such right within six (6) months after the end of the Harvest Year for which the requesting party intends to exercise such right. The audited party shall provide the requesting party or its representative with access during normal business hours to all records and other information necessary to complete such audit as are commercially reasonable. Furthermore, the requesting party shall have the right to access the Property or the Mill, as the case may be, and to inspect any and all deliveries of Product for purposes of monitoring the performance of the audited party’s obligations pursuant to the terms herein, including the right to audit; provided, however, in no case shall the requesting party unreasonably interfere with the business of the audited party. The requesting party shall provide, upon request, all findings and supporting documentation of the auditing party following such audit. The requesting party shall be responsible for all costs of such audit, including, without limitation, costs incurred by the audited party (including document preparation costs and copying costs) in responding to and complying with such audit. All nonpublic information acquired in the course of either party’s exercise of the audit rights provided for by this Section 13.1 shall be subject to the provisions of Section 15.4.
ARTICLE XIV
NOTICES
          Section 14.1 Notices. All notices required or permitted to be given hereunder shall be in writing, signed by the party giving such notice or its legal counsel, and shall be deemed to be delivered, whether or not actually received, (i) when personally delivered by commercial courier service or other messenger; (ii) three (3) days after being deposited with the United States Postal Service with postage paid for certified delivery with return receipt requested; (iii) when sent by next day business commercial service delivery, or (iv) when transmitted by e-mail evidenced by a confirmatory response e-mail or by facsimile evidenced by a confirmed receipt, with a copy sent by any of the means permitted by clauses (i), (ii) or (iii) above on the same day the e-mail or facsimile transmission is sent by the party giving such notice. For purposes of notice, the addresses of the parties are as follows:

Purchaser:	Smurfit-Stone Container Corporation One Everitt Drive Panama City, Florida 32401 Attention: James Cottingham Facsimile: (850) 769-6818 E-mail:jcotting@smurfit.com

Copy to:	Smurfit-Stone Container Corporation 6 CityPlace Drive Creve Coeur, Missouri 63141 Attention: General Counsel Facsimile: (314) 787 6239 E-mail:chunt@smurfit.com

Seller:	St. Joe Timberland Company of Delaware, L.L.C. 133 South WaterSound Parkway WaterSound, FL 32413 Attention: William Sonnenfeld Facsimile: (850) 588-2307 E-mail: william.sonnenfeld@joe.com

Copy to:	St. Joe Timberland Company of Delaware, L.L.C. 133 South WaterSound Parkway WaterSound, FL 32413 Attention: Reece B. Alford Facsimile: (850) 588-2310 E-mail: reece.alford@joe.com or to such other address or addresses as any party may from time to time, upon five (5) Business Days’ advance written notice to the other party, designate as to itself.

ARTICLE XV
MISCELLANEOUS
          Section 15.1 Amendments. No amendment or waiver of any provision of this Agreement will in any event be effective unless the same shall be in writing and signed by both parties. This Agreement constitutes the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties with respect thereto.
          Section 15.2 No Recording. Neither Seller nor Purchaser shall record this Agreement, or any memorandum thereof, in the public records of any county in which the Property is located.
          Section 15.3 Compliance with Laws. Each party agrees that its performance of this Agreement shall comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, all Environmental Laws, and that each party shall obtain and maintain in effect all necessary licenses and permits incident to its operations in the performance of this Agreement.
          Section 15.4 Confidentiality. To the fullest extent permitted under applicable law, the parties hereto shall keep the nonpublic terms, conditions and provisions of this Agreement confidential; provided, however, the parties may release information as required by applicable law, and to their respective lenders, partners, employees, consultants and contractors so long as any such party is made aware of the provisions of this Section 15.4.
          Section 15.5 Estoppel Certificates. Both parties agree to use commercially reasonable efforts to provide an estoppel certificate within twenty (20) days of the other party’s request for the same, in form reasonably satisfactory to the parties hereto, setting forth (to the extent the providing party may truthfully certify to the same), among other things, that this Agreement is in full force and effect; that, to its knowledge, no breach exists on behalf of the requesting party hereunder; the portion of the Obligated Volume delivered by Seller as of such date; and, if so requested, whether a proposed Transfer or assignment complies with Article XII.
          Section 15.6 No Waiver; Remedies. Except where specifically provided to the contrary herein, no failure on the part of either party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right.
          Section 15.7 Accounting Terms. All accounting terms not specifically defined herein will be construed in accordance with United States generally accepted accounting principles consistently applied, except as otherwise stated herein.
          Section 15.8 Binding Effect; Governing Law. This Agreement will be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflicts of law principles thereof.
          Section 15.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.
          Section 15.10 Time of the Essence. Time is of the essence of this Agreement.
          Section 15.11 Incorporation of Exhibits and Schedules. All exhibits and schedules referred to in this Agreement are hereby incorporated herein by this reference.
          Section 15.12 Interest. At the election of the payee, any amount not paid when due hereunder, and which remains unpaid for a period of fifteen (15) days or more after written notice of such non-payment to the Person obligated to make such payment, will bear interest at the rate of five percent (5%) above the prime rate, as published in the “Money Rates” table of the Wall Street Journal from time to time, whichever is greater, from the date due until paid; provided, that in no event shall the interest rate exceed the maximum lawful rate allowed under applicable law.
          Section 15.13 Further Assurances. Seller and Purchaser further covenant to cooperate with one another in all reasonable respects necessary to consummate and give effect to the transactions contemplated by this Agreement (including executing and delivering such instruments or other writings as the other party may reasonably request), and each will take all reasonable actions within its authority to secure cooperation of any necessary third parties.
          Section 15.14 Intentionally deleted.
          Section 15.15 Attorney’s Fees. If arbitration, mediation, litigation or any other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted or appealed in connection with any controversy arising out of this Agreement or to interpret or enforce any rights, the prevailing party shall be entitled to recover its attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred, as determined to be reasonable by the arbitrator(s) or court(s), in addition to all other amounts provided by law. The prevailing party will be deemed to be the party to have won on the issues with the greatest value as determined by the court(s) or arbitrator(s).
          Section 15.16 Severability. Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
          Section 15.17 Captions and Headings. The captions and headings used in this Agreement are for convenience and reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or heading had been used in this Agreement.

          Section 15.18 Construction. The parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party solely because such party or its representatives were the drafters of any such provision.
          Section 15.19 Relationship. The only relationship between Seller and Purchaser shall be that of vendor and purchaser of the Product to be cut and removed from the Property, and neither party shall in any respect be deemed to be or represent itself to be an agent of the other party. Furthermore, no relationship of employer-employee or master and servant is intended, nor shall it be construed, to exist between the parties, or between any party and any servant, agent, employee and/or supplier of any other party, by reason of this Agreement. Each party shall select and pay its own servants, agents, employees and/or suppliers and neither party nor its servants, agents, employees, or suppliers shall be subject to any orders, supervision or control of the other party.
          Section 15.20 Integration. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein.
          Section 15.21 Consequential Damages. In no event shall either party be liable for any indirect, incidental, special, exemplary, consequential or lost profit damages, however caused and under any theory of liability, whether in contract, strict liability or tort (including negligence or otherwise) arising in any way out of this Agreement, even if advised of the possibility of such damages.
          Section 15.22 Business Days. If any date set forth in this Agreement for the performance of any obligation by any party hereto, or for the delivery of any instrument or notice as herein provided, should be a day other than a Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next Business Day.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, sealed and delivered by their respective officers thereunto duly authorized, to be effective as of the date first above written.

PURCHASER: SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation.
By:	/s/ Paul McCann
	Name:	Paul McCann
	Title:	VP / General Manager - Fiber

Date:	November 10, 2010
[Seller Signature Page Follows]
[Purchaser Signature Page to Pulpwood Supply Agreement]

SELLER: ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C., a Delaware limited liability company
By:	/s/ William Sonnenfeld
	Name:	William Sonnenfeld
	Title:	SVP - Forestry and Land Sales

Date:	November 18, 2010
[Seller Signature Page to Pulpwood Supply Agreement]

Schedule 1
Specifications
Stone Container Corporation
Panama City Region
Longwood Specifications
1.	Logs are required to be sound, green, fairly straight, with knots, forks and branches trimmed flush with the stem and ends cut square.

2.	Mixed pine and hardwood loads are unacceptable.

3.	Loads containing charred wood, metal or other foreign materials are unacceptable.

4.	Unacceptable species are blackjack oak, bluejack oak, scrub oak, iron wood, cypress and cedar.

5.	The minimum stick length is fifteen (15) feet.

6.	Loads with excessive poor trim, as determined by the scaler, will be culled one thousand (1,000) pounds.

7.	Logs are required to be ninety (90) days or less in age from time of harvest to time of receipt at mill.

8.	The maximum acceptable diameter, measured inside the bark including sweeps, knots, forks, etc., is twenty-eight (28) inches for pine and twenty six (26) inches for hardwood.

9.	The minimum acceptable diameter, measured inside the bark, is two and one-half (2 1/2) inches for pine and three (3) inches for hardwood. The minimum diameter cull specifications are as follows:

Less than minimum	Cull
0 to 10 sticks per load	None
11 to 20 sticks per load	1000 pounds
21 to 30 sticks per load	2000 pounds
31 or more sticks per load	Reject load
Schedule 1

CERTAIN INFORMATION IN THIS EXHIBIT MARKED BY ** HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTIONS.
Schedule 2
Obligated Volumes

Harvest Year	Obligated Volume (tons)
2010*	[**1]
2011	[**2]
2012	[**3]
2013	[**4]
2014	[**5]
2015	[**6]
2016	[**7]
2017	[**8]

*	For partial Harvest Year 2010, the Obligated Volume shall include, for all purposes of this Agreement, all volumes of pine pulpwood, pine bunkwood and pine chips (as each such term is used in the Original Agreement) delivered by Seller and purchased by Purchaser under the Original Agreement from and including October 1, 2010 until the Effective Date of this Agreement.
Schedule 2

CERTAIN INFORMATION IN THIS EXHIBIT MARKED BY ** HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTIONS.
Schedule 3
Quarterly Price Adjustment Mechanism
          1. Formula. Subject to Section 3 of this Schedule 3, on the Adjustment Date of each Calendar Quarter, the Quarterly Purchase Price shall be adjusted to equal the result obtained by the following formula:
[**9]
Where:
          F2M equals the average of the four most recently reported Forest2Market Quarterly Reported Prices (as defined below) as of such Adjustment Date;
          TMSStumpage equals the average reported price for the most recent four quarters for “Average Pine Pulpwood Stumpage” expressed on a $/ton basis in Florida Region 2, as published in Timber Mart-South as of such Adjustment Date;
          TMSCut & Load equals the average of the reported “US$  per Ton Rate” for “Mean Coastal Plain Plantation Thin Cut & Load Contracts” and “Mean Coastal Plain Final Harvest Cut & Load Contracts,” as most recently published in Timber Mart-South as of such Adjustment Date; and
          TMSHaul Rate equals the reported “Incremental Haul Rate (US$  per Ton per loaded mile),” as most recently published in Timber Mart-South as of such Adjustment Date.
          All averages used herein shall be rounded to the second decimal place (hundredths).
          As used in this Schedule 3, “Forest2Market Quarterly Reported Price” with respect to any Calendar Quarter means the average price calculated from the average prices reported by the mills for Region 4 for delivered pulpwood as most recently published in Forest2Market as of the Adjustment Date during such Calendar Quarter; provided, however, that when calculating such average price, the mills reporting the highest and lowest average prices shall be excluded from the calculation.
          2. Example. By way of example only, and without limitation, the following is an example of the calculation in accordance with the above formula that would occur on an Adjustment Date in the third Calendar Quarter of a hypothetical Calendar Year during the Term, under the following described conditions:
Schedule 3

CERTAIN INFORMATION IN THIS EXHIBIT MARKED BY ** HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTIONS.
[**10]
          3. Failure of Publication. If either (but not both) of Forest2Market or Timber Mart-South ceases to be published, or no longer reports the information necessary to perform the calculation shown in Section 1 of this Schedule 3, the Quarterly Price shall be determined on each Adjustment Date as follows:
               (a) If Forest2Market ceases to be published, or no longer reports the information necessary to perform the calculation shown in Section 1 of this Schedule 3, the formula shown in such Section 1 shall be revised to read as follows, with each variable retaining the meaning ascribed to it in such Section 1:
[**11]
               (b) If Timber Mart-South ceases to be published, or no longer reports the information necessary to perform the calculation shown in Section 1 of this Schedule 3, the formula shown in such Section 1 shall be revised to read as follows, with each variable retaining the meaning ascribed to it in such Section 1:
[**12]
Schedule 3

CERTAIN INFORMATION IN THIS EXHIBIT MARKED BY ** HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE OMITTED PORTIONS.
Schedule 4.1
Pricing Until August 1, 2012
          The initial price for Product hereunder (including pine Pulpwood and pine bunkwood) as of November 1, 2010, will be the prices set forth in Table 1 below. Each such price shall be applicable to the portion of the Product originating from the portion of the Property located in the corresponding “Zone” designated on the map attached to this Schedule 4.1. During the time periods governed by Section 4.1(b), such prices will be adjusted on the first day of each month following the most recent quarterly publication of Timber Mart-South (or a successor publication). The prices, including the prices currently set forth herein and subsequent quarterly adjusted prices as defined below, will be adjusted by the percentage change rounded to the fourth decimal place between (a) the average of the prices reflected in the four (4) most recent quarterly publications of Timber Mart-South (or a successor publication), for Florida Stumpage Prices, Pine Pulpwood, Zone 2, Dollars per Ton, Average Price, and (b) the average of the prices reflected in the four (4) quarterly publications prior to the most recent quarterly publication of Timber Mart-South (or a successor publication), for Florida Stumpage Prices, Pine Pulpwood, Zone 2, Dollars per Ton, Average Price; provided, however, that each such quarterly adjustment will not increase or decrease by more than five percent (5%) from the prior quarter.
Table 1

Classification of Product	Price
Pine Pulpwood Zone 1	[**13]
Pine Pulpwood Zone 2	[**14]
Pine Pulpwood Zone 3	[**15]
Pine Pulpwood Zone 4	[**16]
Pine Bunkwood Zone 1	[**17]
Pine Bunkwood Zone 2	[**18]
Pine Bunkwood Zone 3	[**19]
Pine Bunkwood Zone 4	[**20]
[Zone Map attached on following page]
Schedule 4.1

ST. JOE TIMBERLAND COMPANY

Zone Map to Smurfit-Stone Cont. Co.

WALTON
HOLMES
JACKSON
I-10
I-10
US 331
WASHINGTON
ZONE 2
CALHOUN
GADSDEN
ZONE 3
LEON
JEFFERS
Ochlockonee River
SR 20
BAY
SR 71
SR 65
Apalachicola River
ZONE 4
ZONE 1
LIBERTY
WAKULLA
GULF
Hwy 386
FRANKLIN
N
W
E
S

ST JOE
Timberland Company

Schedule 4.1